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                                                                   EXHIBIT 23.03

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Exodus Communications, Inc.:

     We consent to incorporation by reference herein of our report dated January 26, 1999, relating to the consolidated balance sheets of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31,1998, annual report on Form 10-K of Exodus Communications, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                                            /s/ KPMG LLP

Mountain View, California
May 19, 1999